Exhibit 10.2

AWARD AGREEMENT FOR
RESTRICTED SHARE UNITS

THIS AGREEMENT (this “Agreement”), executed this 28th day of November 2018 by and among Telesat Canada (the “Company”), Daniel Goldberg (the “Participant”), and for the purposes of Sections 6, 7, 8, 10, 11  and 13 only, Loral Space & Communications Inc. (“Loral”), and for the purposes of Sections 6, 7, and 16 only, the Public Sector Pension Investment Board (“PSP”), and only for the purposes of Sections 10(b) and 13, 4440480 Canada Inc. (the “Special Purchaser”, collectively with the Company, the Participant, Loral and PSP, the “Parties”).

WHEREAS, the Company wishes to award the Participant restricted share units (“RSUs” and one such share unit being an “RSU”),

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree, as follows:

1.Interpretation.  This Award (as defined herein) is not made pursuant to the Telesat Holdings Inc. 2013 Management Stock Incentive Plan (the “Plan”).  However, the terms, conditions and restrictions of the Plan, including the Accession Agreement, and the Employment Agreement, are incorporated herein and made part hereof as if stated herein and the terms hereof are incorporated in the Plan as it applies to the Participant and this Award. Notwithstanding the foregoing, if there is any express conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

2.Grant of RSUs.

(a)Pursuant to, and subject to, the terms and conditions set forth herein, the Company hereby grants to the Participant RSUs respect to 200,000 Shares (the “Award”).  Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant a combination of Shares and cash (as determined by the Committee, in its discretion, subject to the provisions of this Section 2) as soon as practicable (but not more than fifteen (15) days) following the date on which such RSU is vested, equal in value to the Fair Market Value per Share multiplied by the number of then vested RSUs.  In no event shall the amount that the Company shall deliver (or cause to be delivered) to the Participant in cash exceed the minimum mandatory statutory amount of withholding taxes due to the applicable Canadian federal and provincial and applicable United States federal, state and local taxing authorities with respect to the vesting of the then vested RSUs (the "Minimum Withholding Amount").

(b)At least fifteen (15) days prior vesting of the Award, in whole or in part, the Committee shall promptly notify the Participant whether the Company is prohibited by applicable law or prohibited under any credit agreement (or other debt agreement) applicable to the Company from making the payment of the amounts in accordance with Section 3(c) below (an “Applicable Restriction”).  In the case of an Applicable Restriction, settlement of all vested RSUs shall be delayed until the date on which the Applicable Restriction no longer applies but in no event later than the March 15 immediately following the vesting date.  In the event of any Applicable Restriction, the Company will use commercially reasonable efforts to cause such Applicable Restriction to be avoided (in a manner not adverse to the Participant) or waived.  In the event of an Applicable Restriction, the Participant shall be entitled to receive interest at the Interest Rate (compounded monthly), on the Fair Market Value of the vested RSUs as of the vesting date, from the vesting date to the date of settlement, which accrued interest shall be a part of the Award, vested at all times and payable in cash on the date of settlement.

(c)Upon payment of the Award, in whole or in part, subject to any delay under Section 2(b), the Minimum Withholding Amount shall be delivered in cash.  The remainder of such excess shall be delivered in Shares.  Fractional Shares will not be delivered and the number of Shares to be delivered upon vesting, in whole or in part, granted herein shall be rounded up to the nearest whole Share and the amount of cash to be delivered to the Participant upon such vesting shall be rounded down.  Until such delivery, the Participant has only the rights of a general unsecured creditor and no rights as a shareholder of the Company in respect to such Shares.

(d)Upon an Initial Public Offering under the Plan or any other occurrence in which Shares are registered with applicable governmental authorities and listed for trading on any stock exchange, the Company will use commercially reasonable efforts to cause the Shares underlying the Award to be so registered and listed.

3.Grant Date.  The Grant Date of the Award hereby granted is November 28, 2018.

4.Vesting.  RSUs shall become vested and payable as to one-third on the close of business of each of the first three (3) anniversaries of January 1, 2018, subject in all cases to the Participant’s continued Employment through the close of business on such anniversary as provided in the Plan, except as modified by Section 9 of this Agreement.

5.Limitation on Transfer.  No Shares obtained pursuant to the vesting of the Award granted herein shall be transferred except subject to the terms set forth in Schedule A hereto. This Section 5 shall cease to apply upon the occurrence of a Roll Up Transaction.

6.Drag-Along Rights in Respect of Shares Issuable Upon Vesting of the Award.

(a)Provided that Loral or PSP and their respective Affiliates and their Permitted Transferees (as defined in the Unanimous Shareholder Agreement) (such shareholders and their respective Affiliates and Permitted Transferees being referred to in this Agreement as the “Relevant Shareholders”) collectively hold a number of Equity Shares of the Company which is not less than 25% of the total number of Equity Shares then outstanding on a fully diluted basis, if a Relevant Shareholder proposes to Transfer to any person (the “Drag-Along Transferee”) at arm’s length from such Relevant Shareholder (for purposes of this Section 6 only, any such Relevant Shareholder that is proposing such Transfer, a “Selling Shareholder”) some or all of the Equity Shares then held by the Selling Shareholder, in a bona fide transaction (a “Drag-Along Sale”), then the Selling Shareholder(s) may elect (a “Drag-Along Election”) to require the Participant (but provided that all Participants are being similarly required with regard to their fully vested Shares but not necessarily unvested Shares) to sell to the Drag-Along Transferee that number of Shares issued upon vesting of the Award equal to the product of (x) a fraction, the numerator of which is the number of Equity Shares (on a fully diluted basis) as is proposed to be sold by the Selling Shareholder(s) and the denominator of which is the aggregate number of Equity Shares (on a fully diluted basis) owned as of the date of the Drag-Along Notice (as defined below) by all Relevant Shareholder(s), and (y) the number of Shares then owned by the Participant and issued upon the vesting of the Award plus the number of Shares issuable upon the vesting of the unvested portion of the Award, as of the date of the Drag-Along Notice, at the purchase price and upon the other terms and subject to the conditions of the Drag-Along Sale (including the kind and amount of consideration to be paid for such Equity Shares), all of which shall be set forth in the Drag-Along Notice.  To the extent that the number of Shares issued upon vesting of any portion of the Award that is held by the Participant is less than the number calculated pursuant to the preceding sentence, a portion of the Award not otherwise vested shall, conditional on the closing of the Drag-Along Sale, become vested based on the earliest thereafter vesting tranches being vested before later vesting tranches and the Participant shall be required, conditioned on the closing of the Drag-Along Sale, to Transfer the resulting Shares in the manner provided in the previous sentence.  The Participant shall be responsible to the Selling Shareholders for the Participant’s pro rata share of a reasonable estimate of the out-of-pocket transactional expenses to be paid by the Selling Shareholders, as determined by the Selling Shareholders, incurred in connection with the Drag-Along Sale. Without limiting the foregoing liability, the Selling Shareholders shall be entitled to agree with the purchaser for the payment of such pro rata share directly, to the Selling Shareholders out of sale proceedings.

(b)The rights set forth in Section 6(a) shall be exercised by the Selling Shareholder giving written notice by delivery of a true and complete copy of the offer to purchase from the Drag-Along Transferee together with all relevant agreements (the “Drag-Along Notice”) to each Participant which shall specifically identify the identity of the proposed Drag-Along Transferee, the number of Equity Shares proposed to be sold to the Drag-Along Transferee, the purchase price therefor, the material terms and conditions of the proposed Drag-Along Sale and the proposed closing date of the Drag-Along Sale.

(c)The Selling Shareholders may assign to the Drag-Along Transferee the rights under this Section 6 and Section 7 hereof, and in such event, the Drag-Along Transferee shall be treated as if it is the Selling Shareholder thereafter.

(d)This Section 6 shall not apply to sales made in connection with an Initial Public Offering or other sales made into the public market.

(e)This Section 6 shall cease to apply upon the occurrence of a Roll Up Transaction.  For all purposes under this Agreement:

(i)A “Roll Up Transaction” means a transaction where the holders of Loral shares sell, transfer, exchange or otherwise dispose of such shares pursuant to a transaction or series of transactions where such holders receive equity interests in an entity that holds, directly or indirectly, interests of the Company or a successor thereto and thereafter common shares of such entity are subject to an effective registration with applicable governmental authorities for public trading and listed for trading on a stock exchange in Canada or the United States of America; and

(ii)A “Loral Transaction” is a transaction whereby the holders of 90% or more of the shares of each class of common stock (the “Common Stock”) of Loral outstanding at the relevant time, sell, transfer, exchange or otherwise dispose of such shares pursuant to a transaction or series of related transactions as a result of which any person or group (as such terms are defined in Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor provision to either of the foregoing) of persons (the “Acquiror”), acquires and becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) directly or indirectly, of 90% or more of each class of Common Stock; provided that such Acquiror is not and does not include, or act in concert with, the MHR Fund (as defined in the Unanimous Shareholders Agreement).

(iii)The Board shall exercise its discretion equitably in any Roll Up Transaction that would be applicable under Section 7.3 of the Plan were the RSUs (and Shares issuable therefrom) granted under the Plan.

7.Tag Along Rights in respect of Shares Issuable Upon Vesting of the Award.

(a)No Relevant Shareholder shall sell, offer to sell or agree to sell any Equity Shares (other than (i) sales of Equity Shares by a Relevant Shareholder to any other Relevant Shareholder, (ii) sales made in connection with an Initial Public Offering or other sales made into the public market, (iii) sales of Equity Shares by a Relevant Shareholder(s) to its or their Affiliate, (iv) a sale by PSP (or an Affiliate) of Equity Shares to a shareholder who through such sale acquires a right to nominate directors of the Company but not a proportionate share of PSP’s Equity Interest, (v) a transfer to a Permitted Transferee as defined in Section 7.04(l) of the Unanimous Shareholder Agreement, (vi) in a PSP Sell-Down (as defined in the Unanimous Shareholder Agreement) or (vii) sales aggregated with all other Transfers by Relevant Shareholders of less than 5% of Equity Shares collectively owned by all Relevant Shareholders as of the Grant Date), unless the applicable offer is in writing and provides, as a condition precedent to its completion, that the proposed purchaser grants to the Participant the right to require the proposed purchaser to purchase, at the discretion of the Participant, some or all of that proportion of the Shares owned by the Participant and issued upon vesting of the Award, plus Shares of the Participant issuable upon vesting of the Award, as is equal to the product of (x) the Tag-Along Percentage, and (y) the number of Shares then owned by the Participant and issued upon the vesting of the Award plus the number of Shares issuable upon the vesting of the unvested portion of the Award, as of the date of the Tag-Along Notice, at a price per Share, and upon the other terms and subject to the other conditions (including kind and amount of consideration) as is set forth in the offer to the Selling Shareholder(s) (a “Tag-Along Sale”); provided, however, that (without limiting the rights of Loral or PSP under this Agreement, including, without limitation, Sections 6 and 10) the obligations of each Relevant Shareholder set forth in this Section 7(a) shall cease in the event that, subject to the prior written consent of Loral and PSP, the Participant enters into a separate agreement or arrangement with the proposed purchaser or the Company regarding the treatment of the Shares owned by the Participant and issued upon vesting of the Award in connection with any such sale (or proposed sale) by a Relevant Shareholder.  The “Tag-Along Percentage“ means a fraction, the numerator of which is the number of Equity Shares as is proposed to be sold by the Relevant Shareholder(s) who are proposing such sale (for purposes of this Section 7 only, such Relevant Shareholder, a “Selling Shareholder”) and the denominator of which is the aggregate number of Equity Shares then owned by all Relevant Shareholders; provided that if the Tag-Along Sale is for all of PSP’s and its Affiliates’ Equity Shares (a “Qualifying Tag-Along Sale”) and is entered into in connection with, or contemporaneously with, a Loral Transaction (as defined herein), then the Tag-Along Percentage shall equal 100%.

(b)Notwithstanding Section 7(a) above, in the event of a Qualifying Tag-Along Sale, with respect to the Applicable Percentage of the Participant’s Shares (whether issued or issuable upon vesting of his Award and whether vested or unvested):  (i) the purchase price per Share shall be the Implicit Loral Purchase Price Per Telesat Share, and (ii) the consideration payable by the buyer in the Qualifying Tag-Along Sale shall, except as otherwise consented to by Loral and the Participant, be the same Non-Cash/Mixed Consideration as is paid to the holders of Loral Common Stock in the Loral Transaction; provided that the consent of the Participant shall not be required where some or all of the Non-Cash/Mixed Consideration is replaced with cash consideration.  “Applicable Percentage” means the number of Equity Shares owned by Loral immediately prior to the Qualifying Tag-Along Sale, divided by the number of Equity Shares outstanding immediately prior to the Qualifying Tag-Along Sale excluding Equity Shares issued or issuable upon the vesting of the Award, such result expressed as a percentage.  “Implicit Loral Purchase Price Per Telesat Share” means the Loral Stake FMV divided by the number of Equity Shares owned by Loral immediately prior to the transaction with respect to which the calculation is being made.  In addition, if the Participant fails to exercise his tag along rights in the event of a Qualifying Tag-Along Sale, the Relevant Shareholders (as applicable) shall have drag-along rights as provided in Section 6.

(c)The Selling Shareholder(s) shall give notice of any proposed sale to the Participant (the “Tag-Along Notice”) and shall permit the Participant to have not less than 20 days to accept such offer in a manner which permits the Participant to specify the number of Shares which the Participant wishes to sell.  To the extent necessary in order to effect the Tag-Along Sale (and only to such extent), and conditional upon the closing of the Tag-Along Sale, any portion of the Award of the Participant not vested shall become vested to the extent that the Shares issuable upon such vesting may be included in the Tag-Along Sale based on the earliest unvested tranches vesting first.  The completion of the sale of such Shares by the Participant shall be subject to completion of the sale of Equity Shares by the Selling Shareholder(s) and vice versa.  If the Participant exercises tag-along rights pursuant to this Section 7, the Participant shall be responsible to the Selling Shareholders for his pro rata share of a reasonable estimate of the transactional expenses of the Selling Shareholders, as determined by the Selling Shareholders, in connection with the Tag-Along Sale, and the Selling Shareholders shall be entitled to agree with the purchaser for the payment of such pro rata share of the reasonable estimate of the transactional expenses, as determined by the Selling Shareholders, to the Selling Shareholders.

(d)If any transfer of Equity Shares to a Permitted Transferee or Affiliate is exempt from this Section 7, as set forth above, as a condition of such Transfer, the transferee shall agree that any subsequent Transfer of such Equity Shares shall be subject to this Section 7.

(e)In the case of any initial public offering (other than a Roll Up Transaction) in which a Selling Shareholder transfers its Equity Shares, Participant shall be entitled to the vesting acceleration described in this Section 7 as though such transfer were subject to this Section 7, with regard to the unvested Awards necessary to be vested to sell the Shares in the initial public offering pursuant to item (iv) of Schedule A and Participant shall have no rights to tag along on any public offering under this Section 7 (but shall have the rights under item (iv) of Schedule A).

(f)This Section 7 shall cease to apply immediately following the occurrence of a Roll Up Transaction.

8.Sale Procedures

(a)In connection with any Drag-Along Sale, or any Tag-Along Sale which the Participant agrees to accept, the Participant shall be obligated, if applicable and if permitted by law, to vote (or consent in writing, as the case may be, in respect of) all Shares held by him in favour of any Drag-Along Sale or Tag-Along Sale being effected by merger, amalgamation, consolidation, plan of arrangement, share sale, asset sale or other type of business combination requiring shareholder approval and the Participant shall in all other respects support the transaction contemplated by the Drag-Along Sale or Tag-Along Sale and shall be obligated to take all reasonable actions and to reasonably cooperate in the consummation of the transaction contemplated thereby and shall execute all documents, including a sale, purchase, amalgamation, reorganization or merger agreement, reasonably requested by the Selling Shareholder(s) containing the terms and conditions of the Drag-Along Sale or Tag-Along Sale; provided, however, that such terms and conditions shall include the following:  (i) any representations and warranties from the Participant and other Participants shall be on a several and not joint basis; and (ii) the maximum liability of the Participant (other than for fraud or intentional misrepresentation as to ownership or the existence of a lien) under such Drag-Along Sale or Tag-Along Sale transaction shall be limited to the purchase price received by the Participant.

(b)The Participant shall not exercise any rights of appraisal or dissent rights that the Participant may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with any Drag-Along Sale or Tag-Along Sale or any proposal that is necessary or desirable to consummate the Drag-Along Sale or Tag-Along Sale.

(c)All Transfers of Shares, including Shares issuable upon vesting of the Award to the Drag-Along Transferee pursuant to Section 6 or the Tag-Along Transferee pursuant to Section 7, shall be consummated contemporaneously on the closing date specified in the Drag-Along Notice or offer of Tag-Along Sale and, if the Participant shall not have taken such steps as are necessary to Transfer Shares as provided above in Section 6, in order for the Shares to be so

Transferred, the Participant shall be deemed to have appointed each Selling Shareholder as his true and lawful attorney in fact to take all such actions and to sign all such documents as are necessary or, in the reasonable view of the Selling Shareholder, desirable in order to effect such Transfer.  In such event, the Selling Shareholder shall hold the purchase price for such Shares in trust for the Participant, pending acknowledgement in writing of the Transfer by the Participant.

(d)This Section 8 shall cease to apply immediately following the occurrence of a Roll Up Transaction.

9.Revised Vesting Period and Forfeiture.

(a)The following provisions will apply upon termination of the Participant’s employment:

(i)

upon termination of the Participant’s employment by the Company for Cause at any time, the Award, to the extent not paid on or prior to the date of such termination, shall immediately as of such date of termination be forfeited.

(ii)	upon termination of the Participant’s Employment by the Company at any time without Cause, or by the Participant for Good Reason, the Award shall immediately become vested and payable, in full.
(iii)

if the Participant’s Employment terminates as a result of death or Disability of the Participant, the portion of the Award that would vest within one year of the date of termination of employment shall immediately become vested and payable.

(iv)	upon a Non Fault Termination, the unvested portion of the Award shall be forfeited.

10.Restriction on Call Rights and Purchase.

(a)Section 5.9.3 of the Plan shall not apply if the Participant is terminated by the Company without Cause or the Participant’s Employment is terminated by the Participant for Good Reason; provided, that (a) such call rights shall fully apply to Shares that have become issuable upon the vesting of the portion of the Award which has vested solely as a consequence of such termination of employment (on the terms specified in Section 5.9.3 of the Plan) and (b) such call rights may be exercised in respect of any Shares held by the Participant during the six-month and one day period commencing on the later of: (i) the date the Board, acting in good faith, becomes aware that the Participant has become employed by, or is otherwise providing services to, a Competitor (as defined in Schedule “A” hereto) with the date of such determination by the Board being treated under Section 5.9.3 of the Plan as if it was the date of termination of employment (in such case, the call right may be exercised at the Fair Market Value of the Shares on the date of exercise) or (ii) the exercise date of the Award.  Notwithstanding Section 5.9.3 of the Plan, in the event that the Participant’s employment terminates, other than for Cause or voluntarily without Good Reason, the Company may not satisfy the purchase price under the call rights by issuing a promissory note to Participant. Notwithstanding anything to the contrary in the Plan, any reference to “Grant Date” in Section 5.9.3 of the Plan shall be deemed to refer to “January 1, 2018.”  Upon exercise of the Company of its call right, such call right shall immediately be deemed to have been assigned to, and exercised by, the Special Purchaser (as described in Section 10(b)).

(b)In the event that (i) the Committee delivers to the Participant a notice that the Company is subject to an Applicable Restriction, or (ii) the call right of the Company is available pursuant to Section 10(a) and the Company exercises such right pursuant to Section 5.9.3 of the Plan, the Special Purchaser shall purchase from the Participant all Shares which cannot be delivered pursuant to Section 2(b), or all Shares in respect of which such call rights have been exercised pursuant to Section 5.9.3 of the Plan, as the case may be, on the date set out for such purchase in Section 11, or as provided in Section 2(b), or as provided in Section 5.9.3 of the Plan, as the case may be, and for the purchase price therein provided. On such date, the Shares shall be purchased by the Special Purchaser, and shall thereafter be transferred, along with the obligation of the Special Purchaser to pay for the Shares, to a subsidiary of the Special Purchaser, which shall be wound up into the Company. The Company agrees to the acquisition of such subsidiary by the Company from the Special Purchaser for nominal consideration and to the winding up of such subsidiary into the Company.  The purchase price for the Shares shall be paid by the Company within ten (10) business days after completion of the winding-up of such subsidiary into the Company, which shall occur promptly after exercising the call right. This Section 10 (and Section 5.9.3 of the Plan) shall cease to apply upon the occurrence of a Roll Up Transaction.

11.Fair Market Value.

(a)For purposes of this Agreement, “Fair Market Value” means (a) with respect to Equity Shares, Fair Market Value as defined in the Plan, and for any purposes, including for any call and for purposes of Section 2, Section 7 and Section 10, shall be determined without any discount for minority interest or illiquidity, (b) with respect to any other asset means the amount for which a willing buyer and willing seller would purchase and sell the asset in an efficient market, and (c) with respect to any liability means the amount which a willing creditor would accept to discharge such liability and which a willing debtor would pay to discharge such liability in an efficient market.

(b)The “Loral Stake FMV” means:  (i) the Fair Market Value of the total consideration that is to be paid to the holders of Loral equity in the Loral Transaction, plus (ii) the Fair Market Value immediately prior to closing on the date of the closing of a Loral Transaction of any indebtedness of Loral incurred to fund cash distributions to the holders of Loral equity, less (iii) the amount, if any, by which the Fair Market Value of Loral’s assets (excluding the Equity Shares) exceeds the Fair Market Value of Loral’s liabilities (other than liabilities included in clause (ii) above).  Loral shall cooperate with the Board in its determination of Fair Market Value for purposes of Sections 7, 10 and 13.

(c)If the Participant or Loral (with respect to Fair Market Value determinations for the purposes of Section 7, 10 and/or 13) does not agree with the Fair Market Value as determined by the Board pursuant to the Plan and this Section 13, the Participant or Loral, as the case may be (the “Objector”) shall notify the Board in writing of such objection within fifteen (15) days of receipt of written notice of such Fair Market Value, and shall provide to the Board his own determination of Fair Market Value in writing no later than thirty (30) days of such receipt.  The Board shall submit the determinations of Fair Market Value to an investment banker or valuation service agreed upon in good faith by the Board, Loral and the Participant (an “Appraiser”) to choose one of the determinations as the most appropriate valuation of the Fair Market Value of the Shares.  All fees of the Appraiser shall be paid (a) by the Company if the Appraiser chooses an Objector’s determination of Fair Market Value, and (b) by the Objector if the Appraiser chooses the Board’s determination of Fair Market Value.  For the avoidance of doubt, the provisions of this paragraph (c) shall also apply to the determination of the Loral Stake FMV.

(d)This Section 11 shall cease to apply upon the occurrence of a Roll Up Transaction.

12.Dividends; Other Share Adjustments.  In the event that the Company pays a dividend to the holders of its Equity Shares, the Board will provide for the crediting of a notional account established on the books and records of the Company (the “Notional Account”) for the Participant (but such Notional Account shall not be established and the Participant shall have no rights hereunder to the extent it would not be permitted under Section 409A of the Code) an amount equal to (a) the per-share dividend payable to holders of its Equity Shares multiplied by (b) the number of Shares subject to the Award on the dividend payment date; provided, that, notwithstanding the foregoing, the Participant may elect, upon notice of an impending dividend, and in lieu of some or all of the amount credited to the Notional Account, to have the Board credit the Participant under the Notional Account, in its good faith determination, with a number of additional RSUs subject to the Award, equal to the sum of the cash amount of such dividend divided by the Fair Market Value on the date of such dividend, which additional RSUs shall vest and be paid and be subject to the terms and conditions of this Award on the same basis as the RSUs granted under Section 2(a) but only in accordance with and to the extent permitted by the provisions of (1) Sections 409A and 424 of the Code, to the extent the Participant is subject to taxation in the U.S., and/or (2) Section 7(1.4) of the Income Tax Act (Canada), to the extent the Participant is subject to taxation in Canada.  Section 7.3 of the Plan shall apply to any applicable adjustment of Shares thereunder.  Amounts credited to the Participant’s Notional Account will be paid in cash of Shares, as applicable, at the time of vesting of the Award in proportion to the number of RSUs then vested relative to the number of RSUs then unvested.  On the date and to the extent a portion of the Award is forfeited, the Participant will forfeit any amounts remaining in his Notional Account and which are attributable to such forfeited portion of the Award.

13.Share Repurchasing.  In the event the Company repurchases or offers to repurchase its Shares from both Loral or PSP or their respective Affiliates, or their respective permitted transferees, on a substantially pro rata basis, the Company shall also offer to repurchase Shares from Participant on the same basis to the extent such offer is legally permitted.  Such pro rata portion shall be based on all Shares issued to Participant and all Awards outstanding that were granted to Participant, whether vested or unvested.  Participant shall accept such offer within ten (10) business days of its being made or shall be deemed to have rejected such offer and, if accepted, the sale and purchase shall close at the same time as the closing of the stock purchase from Loral and PSP or their respective Affiliates.  To the extent necessary to permit the sale, additional Awards shall vest immediately prior to the close of sale and purchase in order of the next vesting tranches. From and after a Roll Up Transaction, for purposes of this Section 13, each reference to “Loral” shall be disregarded.

14.Taxes and Withholding.  Subject to Section 2(c), no later than the date of payment of the Award granted hereunder, the Participant shall pay to the Company or make arrangements satisfactory to the Board regarding payment of any Canadian federal, provincial, and local taxes, and any U.S. taxes applicable to the Participant, of any kind required by law to be withheld upon the vesting of such Award.  Notwithstanding the foregoing, the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Canadian federal, provincial, and local taxes and any applicable U.S. taxes of any kind required by law to be withheld upon the vesting of such Award.

15.Integration.  This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, including the Employment Agreement, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in this Agreement, in the Employment Agreement and in the Plan. This Agreement, the Employment Agreement and the Plan, supersede all prior agreements and understandings between the parties with respect to its subject matter.

16.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A delivery of an Adobe Acrobat (.pdf) version via electronic mail or delivery via electronic facsimile shall be regarded as delivery of an original.

17.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario, Canada without regard to the provisions governing conflict of laws.

18.Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan, including the Accession Agreement attached thereto as Exhibit A. The Participant hereby acknowledges that all reasonable decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Award shall be final and conclusive.  The Participant further acknowledges that, prior to the existence of a Public Market, no vesting of the Award or any portion thereof shall be effective unless and until the Participant has executed an Accession Agreement and the Participant hereby agrees to be bound thereby.  Participant’s failure to execute an Accession Agreement and be bound by it within the short-term deferral period under Code Section 409A will result in forfeiture of the Award. The Participant acknowledges that, among other provisions, the Plan contains a “call-right” and agrees that such “call-right” may be exercised by the Company or its designee (with the Company having the right to enforce the right of the designee).

19.Limitation on Liability.  The Participant acknowledges that only the Special Purchaser, its subsidiary to which the Share and the obligations to pay for the Shares are transferred and the Company shall be liable or responsible to the Participant in respect of the purchase of the Shares under the provisions of this Agreement related to actions of the Company, the Special Purchaser and its subsidiary, and no direct or indirect shareholder of the Special Purchaser or any director or officer of the Special Purchaser or such subsidiary shall be liable with respect thereof (except as expressly provided hereunder).

IN WITNESS WHEREOF, the Company, Participant, Loral, and PSP have each caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Accession Agreement as of the day and year first written above.

Telesat Canada

By:	/s/ Chris DiFrancesco

Loral Space & Communications Inc.

By:	/s/ Avi Katz

Public Sector Pension Investment Board

By:	/s/ Guthrie Stewart
Authorized Signatory

By:	/s/ David Morin
Authorized Signatory

4440480 Canada Inc.

By:	/s/ Avi Katz

/s/ Daniel Goldberg
Daniel Goldberg

SCHEDULE “A”

TO THE AGREEMENT

The Participant may not transfer any Shares or other securities received upon the vesting of the Award, or Shares resulting from the conversion of the Shares into other Equity Shares, or any interest therein, (in this Schedule A, “Shares”) to any person except as permitted herein:

(i)

The Participant may transfer Shares to a Permitted Transferee as defined in Section 5.5 of the Plan (with the prior consent of the Board, which consent may be withheld in the Board’s sole discretion), or to a Canadian immigration trust, subject to compliance with the conditions precedent set out in Section 5.6 of the Plan, modified as need be to contemplate a transfer of Shares, instead of a transfer of an Award;

(ii)

Prior to the completion by the Company of an Initial Public Offering for Equity Shares of the Company, there shall be no transfer of Shares except as provided in (i) above, or as otherwise expressly provided in the Agreement.

(iii)

After the completion of an Initial Public Offering for Equity Shares of the Company, the Participant shall be entitled to sell without restriction the Selldown Percentage of Shares acquired by the Participant upon vesting of the Award (and Shares subject to the Award which have vested).  The “Selldown Percentage” shall equal (a) the percentage of all Equity Shares as shall have been sold by PSP or Loral (and their Permitted Transferees as defined in the Accession Agreement) in the Initial Public Offering or after the Initial Public Offering (other than sales to PSP, Loral or a Permitted Transferee as defined in the Accession Agreement) relative to the number of Equity Shares held by PSP and Loral immediately prior to the Initial Public Offering or (b) 100% if PSP, Loral and their Permitted Transferees (as defined in the Accession Agreement) cease to hold at least 70% of all Equity Shares following the Initial Public Offering.

(iv)

The Participant shall be entitled to participate in any public offering of Common Shares of the Company including an initial public offering in the manner provided in Sections 6.03 and 6.04 of the Unanimous Shareholders Agreement, but with the status only of “Included Holder” as defined in Section 6.03, provided that in no event shall the number of shares subject to such participation exceed the Selldown Percentage.

(v)	References on this Schedule to PSP or Loral shall also include their respective subsidiaries owning Equity Shares.
(vi)	This Schedule “A” shall cease to apply upon the occurrence of a Roll Up Transaction.
(vii)	Definitions:

“Competitor” is any corporation, firm, partnership, proprietorship or other entity which engages in the Satellite Business (as defined below) in any of the same countries, states, provinces or other political subdivisions of countries in which the Company or its Subsidiaries are engaged in the Satellite Business as of the date of  Participant’s termination of employment and is a material competitor of the Company (or its Subsidiaries) in such countries, states, provinces or other political subdivisions of countries with respect to a material amount of Satellite Business of the Company and its Subsidiaries (what is material being determined based on the 5-year business plan in effect for the Company and its Subsidiaries as of the date of  Participant’s termination of employment).

“Satellite Business” shall mean the business of communication of electronic video, data, voice or other information by transmission by satellite operating in the Fixed Satellite Service frequencies for hire in any of the geographic areas in which the Company or its Subsidiaries operate such Fixed Satellite Service frequencies as of the date of  Participant’s termination of employment.